EXHIBIT 10.29

Confidential: Privileged and Confidential

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of October 24, 2012, by and between Shire Pharmaceuticals, LLC., a Delaware limited liability company (the “Company”), and Flemming Ornskov (“Executive”). This Agreement shall become effective on the date on which Executive’s employment with the Company commences (the “Effective Date”), which date shall be communicated to the Company by Executive and shall not be later than May 1, 2013.

BACKGROUND

WHEREAS, the Company and Executive wish to set forth and confirm the terms and conditions of Executive’s employment by the Company as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

1           Employment.

1.1        Executive here by accepts employment with the Company in accordance with the terms and conditions set forth in this Agreement. Upon the Effective Date, Executive shall serve as the Chief Executive Officer Designate of Shire plc in accordance with the terms and conditions set forth in this Agreement. On the date determined by the Board of Directors of Shire plc (the “Board”) (which date shall be not later than six months after the Effective Date), Executive shall be appointed to serve as the Chief Executive Officer of Shire plc, provided that Executive is still employed by Shire (as defined in Section 3.2 below) on such date and notice of termination has not been provided prior to such date. Following Executive’s appointment as Chief Executive Officer of Shire plc, Executive shall cease to serve as the Chief Executive Officer Designate of Shire plc. Effective as of the Effective Date, in connection with Executive’s appointment to the position of Chief Executive Officer Designate and subsequently Chief Executive Officer of Shire plc, Executive shall be appointed to the Board; provided, however, that Executive’s continued service on the Board shall be subject to approval by the shareholders of Shire plc at the applicable shareholder meetings. Executive’s employment with Shire is at all times expressly conditioned on his obtaining and maintaining all required authorizations and documents necessary for him to legally work as a full-time employee in the United States. The Company and Executive shall each use their best efforts to obtain authorization for Executive to legally work as a full-time employee in the United States. In addition, the Company shall promptly reimburse Executive for all reasonable costs and expenses he incurs in attempting to receive authorization to legally work as a full-time employee in the United States. Executive further acknowledges that his position will require travel and performance of work outside of the United States. As a result, the Company and Executive shall each use their best efforts to obtain authorization for Executive to legally work in any such non-United States jurisdiction and the Company shall promptly reimburse Executive for all reasonable costs and expenses he incurs in attempting to receive authorization to legally work in such jurisdictions. Executive agrees to promptly notify the Board of becoming aware of any reason that would preclude his ability to legally perform any of his duties. Executive represents that he is not bound by or party to any employment contract, restrictive covenant or other restriction (contractual or otherwise) (collectively, the “Existing RC Agreements”) preventing or impairing him from entering into employment with or carrying out his responsibilities for Shire under this Agreement or otherwise, or which is in any way inconsistent with the terms of this Agreement.

1.2.       Notwithstanding Section 1.1 above, the parties hereto agree that if Executive’s authorization to work in the United States is delayed despite Executive’s best efforts to obtain such authorization, Executive’s employment shall commence at the time contemplated by this Agreement, but the Company may assign this Agreement to an Affiliated Company (as defined in Section 3.2 below) outside of the United States. In such event, Executive’s legal employer shall be such Affiliated Company (although the Company shall continue to be secondarily liable for its obligations under this Agreement). On and after the date on which Executive is legally authorized to work in the United States (and assuming no earlier termination of employment has occurred), such Affiliated Company shall assign this Agreement to the Company and Executive’s legal employer shall thereafter be the Company. Executive hereby consents to any such assignment and waives any claims he may have relating thereto.

2           Term of Agreement and Employment. The term of this Agreement shall commence on the Effective Date and shall continue until Executive’s employment is terminated as provided in Section 9 hereof (the “Employment Period”); provided, however, that the Company’s payment obligations in Section 9 and the provisions of Sections 5,6,7,8, 9.5, 9.6, 10 and 11 shall survive the termination of this Agreement and Executive’s employment. In the event that Executive’s employment hereunder has not commenced as of May 1, 2013, this Agreement shall be null and void ab initio and neither the Company, Shire plc nor any Affiliated Company shall have any liabilities or obligations hereunder.

3           Duties and Responsibilities.
3.1        In Executive’s capacity as Chief Executive Officer Designate of Shire plc, Executive shall report to the Chief Executive Officer of Shire plc. In Executive’s capacity as Chief Executive Officer of Shire plc, Executive shall report to the Chairman of the Board and shall owe his responsibilities to, and take direction from, the full Board. In his capacity as Chief Executive Officer of Shire plc, Executive shall have the customary powers, responsibilities and authorities of chief executive officers of corporations of the size, type and nature of Shire plc, subject to direction of the Board as provided in the immediately preceding sentence. In performing Executive’s duties and responsibilities hereunder, Executive shall (i) faithfully and diligently perform such duties and exercise such powers consistent with his position as the Board and, for such period that Executive is serving as Chief Executive Officer Designate of Shire plc, the Chief Executive Officer of Shire plc, may from time to time assign to or confer upon him in connection with the business of Shire; (ii) protect, promote, develop and extend the business interests and reputation of Shire; (iii) conform to and comply with the lawful and reasonable directions of the Board that are consistent with his position and, for such period that Executive is serving as the Chief Executive Officer Designate of Shire plc, the Chief Executive Officer of Shire plc; (iv) upon receiving reasonable notice promptly give (in writing if so requested) to the Board and, for such period that Executive is serving as Chief Executive Officer Designate of Shire plc, the Chief Executive Officer of Shire plc, all such information, explanations and assistance as it or he may require in connection with the business and affairs of Shire for which he is required to perform duties and which are consistent with his position; (v) comply with Shire’s Code of Ethics Policy; (vi) in relation to any dealings in securities, comply with all laws affecting dealings in the securities of such companies and all regulations of any relevant stock exchanges on which such dealings take place; (vii) not directly or indirectly procure, accept or obtain for his own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, vouchers, gift, entertainment or other benefit from any third party in respect of any business transacted or proposed to be transacted (excluding air miles or similar vouchers from other such schemes) (whether or not by him) by or on behalf of Shire (“Gratuities”); (viii) observe the terms of any policy issued by Shire in relation to Gratuities; and (ix) promptly disclose and account to Shire for any Gratuities received by him (or by any other person on his behalf or at his instruction). During the Employment Period, Executive shall also serve as a director or officer (without additional compensation) of the Company or any Affiliated Company as may be determined by the Board from time to time.

3.2           Executive shall devote all of Executive’s business time, attention and skill to the business and interests of Shire plc, the Company and any company or entity which from time to time, directly or indirectly owns, is owned by or is under common ownership with Shire plc (each an “Affiliated Company” and, together with the Company and Shire plc, collectively “Shire”) in a proper and efficient manner, and shall further and promote the business of Shire. Except as otherwise specifically provided in Section 3.5 hereof, during the Employment Period, Executive may not be employed or engaged in any other business (whether paid or unpaid), including serving on any board of directors or similar governing bodies (other than a board of Shire) without first obtaining the Board’s prior written consent; provided, however, that nothing here in shall limit or restrict Executive from engaging in charitable or civic activities (e.g., coaching children’s soccer) or from providing unpaid assistance to friends and family members, provided that such activities do not in any material respect interfere with Executives duties, responsibilities or obligations to Shire.

3.3           Subject to Section 1.2, Executive’s place of work shall initially be at the Company’s offices in Wayne, Pennsylvania, or at such other place to which such executive offices may be relocated from time to time. Subject to Section 1.2, it is required that Executive would physically work out of such offices until Executive is appointed as Chief Executive Officer of Shire plc, at which point, a permanent US-based location (either Wayne, Pennsylvania or Lexington, Massachusetts) will be determined by the Board after taking into account the recommendation of Executive. The Executive will permanently relocate to this US-based location within twelve months after the Effective Date, or within six months after the determination of his permanent US-based location, whichever is later. Provided that Executive uses reasonable efforts to relocate to the area which the Board designates as his permanent US-based location (as described above) as promptly as practicable after such designation, the Company shall reimburse the Executive for reasonable temporary living expenses consistent with his position (excluding meals) until he relocates to such area, including temporary housing, travel expenses for visits to Executive’s family once every month, and the cost of a rental car (excluding private fuel). The Company shall also reimburse Executive for the reasonable moving expenses incurred by Executive in connection with his move to his temporary residence in the Wayne, Pennsylvania area and to his permanent residence in either the Wayne, Pennsylvania area or the Lexington, Massachusetts area, in each case, in accordance with Shire’s relocation policy that is then in effect and covering Executive. Should Executive’s principal place of work change, Executive shall be entitled to all benefits under the Shire relocation policy that is in effect and covering Executive at such time (it is acknowledged that any such change between the Lexington, Massachusetts area and the Wayne, Pennsylvania area shall not give rise to a constructive termination). Executive understands that he shall be required in the performance of his duties to travel to such places in the United States or abroad as business of Shire may require. All air travel by Executive shall be in accordance with Shire’s air travel policies for employees of Executive’s level, as may be in effect from time to time.

3.4.         Executive shall not, other than at the request of the Board, (a) voluntarily resign as a member of the Board or (b) take any action or fail to take any action that would result in him no longer being permitted to serve on the Board (whether by law or otherwise).

3.5          Executive shall resign from all boards of directors and similar positions he holds as of immediately prior to the Effective Date (with such resignations to be effective as of the Effective Date), and Executive shall provide the Company with evidence of such resignations; provided, however, that Executive shall be permitted to remain on the board of directors of Evotec until its first meeting of equityholders that occurs after the Effective Date (which is scheduled to occur in June, 2013), at which time Executive shall resign from the board of directors of Evotec.

4             Compensation and Benefits.

4.1          Base Salary. During the portion of the Employment Period that Executive is serving as the Chief Executive Officer Designate of Shire plc, Executive shall be paid an annual base salary of $900,000 in accordance with the normal payroll practices of the Company (as may be in effect from time to time). During the portion of the Employment Period that Executive is serving as the Chief Executive Officer of Shire plc, Executive shall be paid an annual base salary of $1 ,200,000 in accordance with the normal payroll practices of the Company (as may be in effect from time to time). Executive’s base salary, as it may be in effect from time to time, is referred to herein as the “Base Salary.” The Base Salary shall be inclusive of any directors’ fees payable to Executive under the Articles of Association or other governing documents of Shire plc, the Company or any Affiliated Company (and any such fees as the Executive shall receive shall be paid by him to the Company promptly upon receipt) Such Base Salary shall also be inclusive of an annual amount payable in respect of Board duties performed by Executive in the Republic of Ireland (the “Irish Board Fee”), which is currently £92,500. Executive’s Base Salary shall be reviewed annually (commencing in the first quarter of 2014) and may be increased at the sole discretion of the

Remuneration Committee of Shire plc (the “Remuneration Committee). All amounts set forth herein are in U.S. dollars (except with respect to the Irish Board Fee).

4.2           Executive Annual Incentive Plan. During the Employment Period, Executive shall be eligible to earn an annual bonus in accordance with the rules and terms of Shire’s Executive Annual Incentive Plan or such successor bonus plan (“Incentive Plan”). Such bonus, if any, shall be subject to a target bonus level of ninety percent (90%) of Executive’s Base Salary (the “Target Bonus”) during the applicable period, subject to adjustment by the Remuneration Committee (with seventy-five percent (75%) payable in cash and twenty-five percent (25%) payable in deferred shares). Any additional bonus payable on an annual basis shall be determined at the sole discretion of the Remuneration Committee and shall be subject to a maximum of one-hundred and eighty percent (180%) of Executive’s Base Salary during the applicable period, subject to adjustment by the Remuneration Committee (with seventy-five percent (75%) of the maximum award payable in cash and twenty-five percent (25%) of the maximum award payable in deferred shares). Any cash bonus earned under the Incentive Plan shall be paid by no later than March 15th of the year following the year in which such bonus was earned and any non-cash bonus earned under the Incentive P Jan shall be paid in accordance with the terms of the Incentive Plan. All bonus payments shall be subject to tax and other withholdings and deductions as appropriate. Notwithstanding anything contained herein to the contrary, Executive’s annual bonus, if any, for the fiscal year in which the Employment Period begins shall be pro-rated based on the number of months during which Executive is employed by Shire during such fiscal year. In the event that Executive’s employment hereunder terminates during any bonus year, his eligibility for a bonus with respect to the year of termination shall be determined under, and in accordance with, the terms of the Incentive Plan.

4.3           Replacement Payment. Executive shall be eligible to receive a replacement payment (the “Replacement Payment”) in the amount of One Million Eight Hundred and Fifty Thousand Dollars ($1,850,000). Four Hundred and Fifty Thousand Dollars ($450,000) of the Replacement Payment is payable in cash on April 19, 2013, or the first payroll date after the Effective Date, whichever is later, subject to Executive’s employment with the Company on the payment date. The remaining One Million Four Hundred Thousand Dollars ($1,400,000) of the Replacement Payment is to be awarded in deferred shares of Shire stock (with such shares having a value of $1,400,000 at the time of grant) within 60 days after the Effective Date (or as soon as reasonably practicable thereafter if the issuance of such shares is restricted by applicable law), with such shares to vest and be delivered to Executive on the second anniversary of the date of grant, subject to Executive’s continued employment with the Company on the applicable vesting date. One Million Dollars ($1,000,000) of the Replacement Payment is intended to compensate Executive for the sign on bonus that Executive forfeited in connection with his termination of employment from his prior employer, and the remaining Eight Hundred and Fifty Thousand Dollars ($850,000) of the Replacement Payment is intended to compensate Executive for any annual bonus compensation forfeited by Executive in connection with his termination of employment from his prior employer. If Executive’s prior employer pays him any portion of his sign-on or 2012 bonus compensation, then the Replacement Payment shall be reduced by an equivalent amount (with the cash portion of the Replacement Payment to be fully reduced prior to any reduction of the deferred share portion of the Replacement Payment, and with the deferred share portion of the Replacement Payment to be reduced based on the value of the shares as of the grant date). Executive agrees to promptly notify the Company upon receiving any such amounts from his prior employer and to promptly repay the Company (on an after-tax basis) a portion of the Replacement Payment equal to the amount so received. In the event that Executive voluntarily terminates employment with the Company (other than for Good Reason (as defined in Section 9.1 (c) below) or due to Permanent Disability (as defined in Section 9.1(d) below)), or in the event that the Company terminates Executive’s employment for Cause (other than pursuant to clause (vii) of the definition thereof, but only if Executive has used his best efforts to obtain the authorization described therein), in any case, within two years after the commencement of the Employment Period, then Executive shall be required to repay to the Company (on an after-tax basis) the amount of the cash portion of the Replacement Payment previously paid, and the deferred shares shall lapse, subject to the waiver of such requirements by the Remuneration Committee at the time of such termination. The Replacement Payment shall be subject to tax and other with holdings and deductions as appropriate. Executive understands and agrees that the ultimate value of the deferred share portion of the Replacement Payment will depend on the value of the underlying shares on the settlement date, and may be more or less than One Million Four Hundred Thousand Dollars ($1,400,000).

4.4           Intentionally Omitted.

4.5           Equity Grants. During the Employment Period, commencing with the fiscal year beginning January 1, 2013, Executive will be eligible for performance-based equity-based incentive awards (“Shire Equity Award”) that may be granted to Executive at such times, in such amounts and to the extent the Remuneration Committee may determine in its sole discretion. If Executive is at any time granted a Shire Equity Award, such Shire Equity Award will be granted on and subject to the rules of the relevant plan or such other applicable regulations as are established by the Remuneration Committee (including without limitation performance conditions and Shire’s clawback policy). If Executive’s employment should terminate for any reason, Executive’s rights in relation to any Shire Equity Award shall be entirely governed by the terms of the relevant plan (or such regulations) and Executive shall not be entitled to any compensation under this Agreement for the loss of any right or benefit under any such plan (including in relation to any cancelled or forfeited Shire Equity Award) or for the loss of any prospective right or benefit under any such plan.

4.6           Replacement Equity Awards. As soon as reasonably practicable following the commencement of the Employment Period (in accordance with Shire’s policy for the timing of equity grants for new hires), Shire plc will grant a Replacement Shire Equity Award (the “Replacement Equity Award”) to Executive having an expected value of $925,000 (determined at the time the award is granted) and vesting in accordance with plan terms (which generally require the achievement of performance goals and a minimum service period of three years). Twenty-five percent (25%) of the Replacement Equity Award will be in the form of performance-based stock appreciation rights and the remaining seventy-five percent (75%) of the Replacement Equity Award will be in the form of a performance share award. Executive’s Replacement Equity Award shall be subject to the terms and conditions of the equity plan under which it is granted (including without limitation performance conditions and Shire’s clawback policy) and other applicable documents.

4.7           Expenses. The Company shall reimburse Executive for all reasonable expenses which Executive is authorized to incur while carrying out Executive’s duties under this Agreement, provided the applicable claims procedure is followed and invoices or other evidence of payment is produced. All reimbursements which are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid to Executive as soon as practicable after submission of the required documentation, but no later than December 31st of the year following the year during which such expense was incurred.

4.8           Company Car and Benefits. During the Employment Period, Executive shall be eligible to participate in the Company’s employee benefit plans (including any executive-level plans, such as financial planning) in accordance with the terms and conditions of such plans, as may be amended by the Company in its sole discretion from time to time. During the Employment Period, Executive shall be provided with a cash benefit of $1,800 per calendar month, representing the cash alternative to providing Executive with a company car. This amount shall be paid ratably every pay period with Executive’s Base Salary and will be subject to applicable tax and other withholdings and deductions as appropriate.

4.9           Welfare and Retirement Benefits. The Company shall provide Executive during the Employment Period with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his position) in accordance with the terms thereof, which the Company makes available to its senior executives. During the Employment Period, the Company shall contribute an aggregate amount equal to 30% of Executive’s Base Salary on an annual basis to the Company’s 401 (k) Plan and/or the Shire Group Supplemental Executive Retirement Plan (the “SERP”), or into such other equivalent arrangement under the Company’s policies on pensions. Such contributions shall be made on a quarterly basis and are subject to Executive’s employment with Shire on the date of the contribution. In addition, the full contribution is contingent upon Executive’s participation in the Company’s 401(k) Plan at a minimum personal contribution level of 3%. The provisions of this Section 4.9 shall in all events be subject to the terms of the Company’s 401 (k) Plan, the SE RP and any other applicable policies of Shire as may be established from time to time.

4.10           Vacation. During the Employment Period, Executive shall be entitled to paid vacation of 30 days per annum, or such greater number as may be provided with the approval of the Remuneration Committee, exclusive of national and customary holidays recognized by the Company. The vacation year is from January 1st to December 31 51 and up to 5 unused vacation days may be carried forward into the first quarter of the succeeding vacation year; and if vacation days carried forward into the succeeding vacation year are not used by March 31st of that year, those vacation days shall be forfeited to the extent permissible under applicable state law with no compensation due Executive. Entitlement to vacation pay in the first and last year of employment will be calculated pro rata by reference to the number of completed months worked in that year. On termination of employment, a payment will be made by the Company or refunded by Executive (as appropriate) depending on whether vacation entitlement has been unused or exceeded.

5           Intellectual Property

5.1        Definitions.
(a)         Intellectual Property Rights (“IPRs”) means any and all patents, trade and service marks, unregistered design rights, registered design rights, trade and business names, copyrights (including copyright in software), database rights, topography rights and all other intellectual property rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

(b)         “Work” or “Works” means inventions, discoveries, designs, developments, improvements, formulas, ideas, intellectual property, processes, techniques, related documentation and any other work of authorship, whether or not patentable, copyrightable or susceptible to other forms of protection.

5.2        If, during the Employment Period or during the one-year period thereafter, Executive creates, makes, authors, originates, conceives or writes (either alone or with others) any Work(s), irrespective of whether it or they are related to Shire:

(a)	Executive will promptly disclose to the Company full details of any and all such Works;
(b)	All rights (including, without limitation, all IPRs) in and to such Works shall legally and beneficially vest solely in Shire immediately upon their creation without any payment to Executive;
(c)
Executive acknowledges that all original works of authorship which are made by Executive, solely or jointly with others, during the period of Executive’s employment with Shire and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act;

(d)
Executive hereby irrevocably and unconditionally waives, in favor of Shire, its licensees and successors-in-title any and all moral rights conferred on Executive in relation to the Works (existing or future); and

(e)	Executive shall not knowingly do anything, or omit to do anything, to imperil the validity of any patent or protection, or any application therefore, relating to any Work.

5.3        To the extent such rights and IPR s do not so vest in Shire, Executive hereby (i) assigns to the Company or its nominee all future copyright, database rights and unregistered design rights in the Works and (ii) in respect of all other rights and IPRs, agrees to assign to the Company or its nominee all of Executive’s right, title and interest (including without limitation all IPRs) in the Works.

5.4        Executive hereby irrevocably authorizes the Company or its nominee to be Executive’s attorney, and to make use of Executive’s name and to sign and execute any documents and/or perform any act on Executive’s behalf, for the purpose of giving to Shire the full benefit of the provisions of this Section 5 and, where permissible, to obtain patent or other protection in respect of any of the Works in the name of the Company or its nominee.

5.5        Executive shall from time to time, both during the Employment Period and thereafter, at the request and expense of the Company or its nominee, promptly do all things and execute all documents necessary or desirable to give effect to the provisions of this Section 5, including, without limitation, all things necessary to obtain and/or maintain patent or other protection with respect to any Work in any part of the world and to vest such rights (including, without limitation, all IPRs) in and to the Works in the Company or its nominee.

5.6        For the avoidance of doubt, the provisions of this Section 5 shall apply to any rights (including, without limitation, any IPRs) in the Works arising in any jurisdiction, and the provisions of this Section 5 shall apply in respect of any jurisdiction to the extent permitted by the directives, statutes, regulations and other laws of any such jurisdiction.

5.7        Maintenance of Records. Executive will keep and maintain adequate and current written records of all Works made by Executive, solely or jointly with others, during the period of Executive’s employment with Shire. The records will be in the form of notes, sketches, drawings and any other format that may be specified by Shire. The records will be available to and remain the sole property of Shire at all times.

5.8        Excluded Works. Notwithstanding this Section 5 of this Agreement, Executive’s obligation to assign Works to Shire shall not apply to any Works about which Executive proves all of the following:

(a)	the Work was developed entirely by Executive without materially interfering with Executive’s duties to Shire;
(b)	no Shire Confidential Information (as defined in Section 6 below), equipment, supplies or facility was used in the development of the Work;
(c)	the Work does not relate directly to the business of Shire or to the anticipated business, research or development of Shire; and
(d)	the Work does not result from any work performed by Executive for Shire.

5.9        Executive attaches hereto a complete list of all Works, made or conceived by Executive prior to Executive’s employment with Shire and which satisfy the criteria set forth in Sections 5.8(a) through (d) above, and those Works are excluded from this Agreement. If no such list is attached, then there are no such Works.

6           Confidentiality
6.1        Definitions. Confidential Information is any information, idea or material:

(a)
generated, collected by or used in the operations of Shire that relates to the actual or anticipated business or research and development of Shire and that has not been made available generally to the public, or

(b)
suggested by or resulting from any task assigned to Executive or work performed by Executive for Shire, or known to Executive as a consequence of Executive’s employment with Shire, and that has not been made available generally to the public.

Confidential Information includes, but is not limited to, information relating to the business of Shire, including information relating to its suppliers, customers, personnel, commercial and scientific data, strategic plans, IPRs, profits, markets, sales, budgets, pricing policies, accounting, finance, products, product development, marketing strategies, operational methods, technical processes, research and development techniques, strategic plans, formulas, Work (as defined above in Section 5.1), discoveries, research, patent applications, business forecasts, agreements, personnel files and other business affairs and methods not generally available to the public and anything that is a trade secret within the meaning of the Pennsylvania Uniform Trade Secret Act. Information shall cease to be Confidential Information if it is or becomes public knowledge, other than through any unauthorized disclosure or other breach of the restrictions in Section 6 on the part of Executive.

6.2        All Confidential Information acquired or generated by Executive in connection with Executive’s employment with Shire (whether written, oral or in any other medium) shall be the property of Shire, shall be used by Executive only as required in the performance of Executive’s duties and shall be returned to the Company on request or on termination of Executive’s employment.

6.3        Executive will use his best efforts to protect the confidentiality of Shire’s Confidential Information and shall keep the Confidential Information secret. Except as required in the performance of Executive’s duties for Shire, Executive will not, without the Board’s express written permission, disclose Confidential Information to anyone outside Shire or use Confidential Information in other than Shire’s business, either during or after Executive’s employment by Shire; provided, however, that nothing in this Agreement or otherwise shall restrict Executive from disclosing Confidential Information (i) as required by law (provided that, prior to such disclosure, Executive shall, if permitted by law, provide the Company with prompt written notice of his requirement to disclose such information and shall work with the Company (at the Company’s expense) to limit the disclosure so required and to otherwise protect the confidentiality of such information) or (ii) solely to the limited extent necessary in connection with the defense or prosecution of any claim against the Company or its affiliates.

6.4        Executive acknowledges that Shire may receive from others their confidential information, subject to a duty on Shire’s part to maintain the confidentiality of such information. During and after Executive’s employment with Shire, Executive will not disclose such confidential information to anyone outside Shire or use such information for any purpose other than as is required in the performance of Executive’s duties for Shire and as is consistent with Shire’s duty to maintain the confidentiality of such information; provided, however, that nothing in this Agreement or otherwise shall restrict Executive from disclosing such information (i) as required by law (provided that, prior to such disclosure, Executive shall, if permitted by law, provide the Company with prompt written notice of his requirement to disclose such information and shall work with the Company (at the Company’s expense) to limit the disclosure so required and to otherwise protect the confidentiality of such information) or (ii) solely to the limited extent necessary in connection with the defense or prosecution of any claim against the Company or its affiliates.

6.5        Executive will not disclose to Shire and will not use or induce Shire to use any proprietary, confidential or trade secret information of others, including, but not limited to, former employers. Shire shall not cause Executive to use any proprietary, confidential or trade secret information of others, including, but not limited to, former employers.

7           Executive’s Restrictive Covenants
7.1        Executive acknowledges that during the course of Executive’s employment with Shire, Executive will receive and have access to Confidential Information and Executive will also receive and have access to detailed employee data and information relating to the operations and business of Shire and accordingly, Executive is willing to enter into the covenants described in this Section 7 in order to provide Shire with what Executive considers to be reasonable protection for those interests.

7.2        Executive covenants and agrees that during the Employment Period and for a period of one year following the date on which a Notice of Termination is provided (which period shall be inclusive of the Notice Period (as defined in Section 9.1 below)) (such period, the “Restricted Period”), regardless of whether the termination is initiated by Executive or Shire, Executive will not directly or indirectly engage in any business or activity or render service, whether as principal, agent, officer, director, employee, consultant or otherwise, with or to any person, business, corporation or other entity with respect to the research, development, production, licensing, marketing, sale or supply of any product or service that is similar in kind, type or purpose to the business or therapeutic areas in which Executive worked at any time during Executive’s last 12 months of active employment with Shire (“Restricted Business”); provided however, that this Section 7.2 shall not prohibit Executive from acquiring, solely as an investment and through open market purchases, securities of any entity which are publicly traded, so long as Executive is not part of any control group of such entity, and such securities do not constitute more than five percent (5%) of the outstanding voting power of that entity.

7.3           During the Restricted Period, regardless of whether the termination is initiated by Executive or Shire, Executive will not solicit, divert, or attempt to solicit or divert, or accept Restricted Business from, any customer or account, or prospective customer or account, of Shire with whom Executive or those employees who reported, directly or indirectly, to Executive had contact with at any time during the last 12 months of Executive’s active employment with Shire.

7.4           During the Restricted Period, regardless of whether the termination is initiated by Executive or Shire, Executive will not solicit, or assist or encourage the solicitation of, any employee of Shire to work for Executive or for any entity with which Executive may become employed or affiliated, without the prior written consent of the Board. The term “solicit” shall mean Executive’s contacting, or providing information to others who may be reasonably expected to contact, any employee of Shire regarding such employee’s interest in seeking employment with Executive or any entity with which Executive may become employed or affiliated.

7.5           During the Restricted Period, regardless of whether the termination is initiated by Executive or Shire, Executive shall not employ, and shall not cause any entity that Executive controls to employ, any person who is a full-time employee of Shire, or who was a full-time employee of Shire as of the date of the termination of Executive’s employment or within twelve (12) months prior thereto, without the prior written consent of the Board.

7.6           Intentionally Omitted.

7.7           This Section 7 shall not restrain Executive from being engaged or concerned in any business activity in so far as Executive’s duties or work shall relate solely:

(a)	to geographical areas where the business cancer n is not in competition with the Restricted Business; or
(b)	to services or activities of a kind with which Executive was not concerned to a material extent during the last 12 months of Executive’s active employment with Shire.

8           Remedies. Executive acknowledges and agrees that the restrictions and covenants outlined in Sections 5, 6 and 7 are reasonable and necessary protections of the immediate interests of Shire, and that Shire would not have employed Executive without receiving additional consideration offered by Executive in binding Executive to such restrictions and covenants. Executive agrees that no claim that Executive may have against Shire, whether predicated on this Agreement or otherwise, shall constitute a defense to the Company’s, Shire plc’s or any Affiliated Company’s enforcement of such restrictions and covenants. In addition to such other rights and remedies as the Company, Shire plc and each Affiliated Company may have at equity or in law with respect to any breach of this Agreement, Executive agrees that if Executive breaches (or threatens to breach) any of the provisions of Sections 5, 6 or 7, the Company, Shire plc and each Affiliated Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, and Executive acknowledges and agrees that any such breach or threatened breach will cause irreparable injury to Shire and that money damages will not provide an adequate remedy to Shire. If it shall be judicially determined that Executive has violated any of Executive’s obligations under Section 7 of this Agreement, then the period of time applicable to the obligation which Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which said violations(s) occurred. It is expressly acknowledged and agreed that Shire plc and each Affiliated Company are third party beneficiaries of the provisions of Sections 5,

6 and 7 hereof and may enforce the terms of such Sections as if Shire plc and each such Affiliated Company was a party hereto.

9           Termination.
9.1        Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a)         “Cause” shall mean:
(i)
for so long as Executive is the Chief Executive Officer Designate of Shire plc, the willful failure or refusal by Executive substantially to perform Executive’s duties and responsibilities as Chief Executive Officer Designate of Shire plc (other than any such failure resulting from Executive’s incapacity due to Executive’s physical or mental illness) after written demand by the Board or Chief Executive Officer of Shire plc identifying the nature of such failure or refusal;

(ii)
for so long as Executive is the Chief Executive Officer of Shire plc, the willful failure or refusal by Executive substantially to perform Executive’s duties and responsibilities as Chief Executive Officer of Shire plc (other than any such failure resulting from Executive’s incapacity due to Executive’s physical or mental illness) after written demand by the Board identifying the nature of such failure or refusal;

(iii)	Executive has engaged in conduct which brings or is likely to bring himself or Shire into disrepute;
(iv)
the willful misconduct by Executive which is materially injurious to Shire, monetarily or otherwise, or which results or is intended to result in personal gain or enrichment at the expense of Shire (provided that no act or failure to act shall be considered ‘‘willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interest of Shire);

(v)	Executive’s conviction of or plea of no contest to a felony, or to a crime involving moral turpitude;
(vi)
Executive’s material breach of the terms of this Agreement (including, without limitation, any breach of Section 3.4), provided that such breach, to the extent capable of cure, is not cured within 10 days after written notice describing such breach is provided to Executive by the Board; or

(vii)	Executive’s failure to be legally authorized to work in the United States at any time after December 31, 2013.

(b)        Date of Termination. “Date of Termination” or “Termination Date” shall mean:
(i)	In the event Executive’s employment is terminated by Executive’s death, the date of Executive’s death;

(ii)
If Executive’s employment is terminated by Shire by reason of Executive’s Permanent Disability, the date that is thirty (30) days following the date the Board provides Executive with a Notice of Termination;

(iii)	If Executive’s employment is terminated by Shire without Cause, the date that is twelve (12) months following the date the Board provides Executive with a Notice of Termination;
(iv)
If Executive’s employment is terminated by Executive for any reason (including retirement in accordance with Shire’s policy applicable to executive directors (as determined by the Board in its sole discretion) or due to Good Reason), the date that is twelve (12) months following the date Executive provides the Board with a Notice of Termination;

(v)	If Executive’s employment is terminated by Shire for Cause, the date on which the Notice of Termination is provided to Executive.

For all purposes of this Agreement, the time between the Notice of Termination and the Date of Termination, if any, shall constitute the “Notice Period.” In the case of Executive’s termination as a result of Executive’s death or as a result of a termination for Cause, there shall not be a Notice Period.

(c)
“Good Reason” shall mean the failure by Shire plc to promote the Executive to the Chief Executive Officer position by the date specified in Section 1.1 (provided that the Company has not provided Executive with Notice of Termination prior thereto); provided, however, that Executive must provide Notice of Termination within 60 days following the date specified in Section 1.1 in order for such termination to be for Good Reason.

(d)
“Permanent Disability” shall mean any physical or mental ailment or incapacity as determined by a licensed physician agreed to by the Board and Executive (or Executive’s legal representatives) (or, in the event that Executive and the Board cannot so agree, by a licensed physician agreed upon by two physicians, one selected by Executive (or Executive’s legal representatives) and the other selected by the Board), which prevents Executive from performing the duties incident to Executive’s employment hereunder and which ailment or incapacity has continued for a period of either (A) ninety (90) consecutive days or (B) one hundred eighty (180) total days in any 12-month period, and which, in each case, is expected to render Executive incapable of performing Executive’s duties hereunder for not less than one (1) year, provided, however, in no event shall Executive have incurred a Permanent Disability hereunder unless he is eligible to receive disability benefits pursuant to the Company’s long-term disability plan.

9.2           Notice Period: Notice of Termination. During the Notice Period, the Executive shall remain employed by Shire and the Executive’s relationship with Shire shall continue to be governed by the terms of this Agreement (subject to the Board’s right to accelerate the date of the Executive’s termination of employment in accordance with Section 9.3 hereof); provided, however, that during the Notice Period (i) the Board may require the Executive to perform such services as it, in good faith, deems appropriate, provided that such services are consistent with Executive’s education, skill, and experience (ii) the Board may exclude the Executive from any premises of the Company, Shire plc and any Affiliated Company (and need not give any reason for doing so), (iii) the Executive shall conduct himself with good faith towards Shire and not intentionally do anything that is harmful to Shire, (iv) the Executive may not directly or indirectly be employed by or retained by or advise or assist any other person or entity in any capacity either paid or unpaid (except Board approved non-executive positions and such other activities as are permitted under Section 3.2 hereof) and (v) the Board may require the Executive to resign from any positions he holds with the Company, Shire plc and any Affiliated Company (including director) and Executive shall resign as soon as reasonably practicable thereafter (Executive hereby irrevocably appoints the Board or its designee to execute any instrument on his behalf to effect such resignation if he fails to comply with the Board’s request to so resign). The Executive acknowledges that any action taken by the Board pursuant to this Section shall not be a breach of this Agreement and the Executive shall have no claim against the Company, Shire plc or any Affiliated Company for the same. Notwithstanding the foregoing, Executive shall be entitled to participate in the Company’s benefit plans during the Notice Period only if permitted under the terms of such plans (provided that if Executive is not permitted to participate in any health or welfare plan, the Company shall pay Executive a monthly amount during the Notice Period equal to the premiums paid by the Company for the benefit of Executive for coverage under such plan immediately prior to the date on which the Notice of Termination was provided). Any termination of Executive’s employment shall be communicated by a written Notice of Termination.

9.3       Compensation Upon Termination.

(a)
General. Upon termination of Executive’s employment, Executive shall be entitled to receive all compensation, vested benefits and other payments which were earned and vested but unpaid at the time of Executive’s termination of employment in accordance with the terms of the applicable benefit plans in which Executive is then participating (the “Accrued Benefits”). In the event of Executive’s death, the Accrued Benefits shall be paid to Executive’s estate, designated beneficiary or personal representative, as applicable.

(b)
Pay in Lieu of Notice. Notwithstanding anything contained herein to the contrary, following the delivery of a Notice of Termination by either party, the Board may, in its sole discretion, accelerate the Date of Termination to a date that is earlier than the date specified in Section 9.1 (b) above (including to the date on which a Notice of Termination is provided); provided, however, that in the event of a termination of employment by Executive for Good Reason, the Board shall be deemed to have accelerated the Date of Termination to the date that is not later than 30 days after the Notice of

Termination is provided. In such an event, the Company shall provide Executive with the following payments and benefits: (A) continued Base Salary through the last day of the Notice Period, payable in accordance with the Company’s normal payroll practices as in effect from time to time; (B) an amount, to be decided at the absolute discretion of the Remuneration Committee, which may be anywhere from zero up to the target annual bonus under the Incentive Plan, to which the Executive would have been entitled pursuant to Section 4.2 for the bonus year in which the Notice Period terminates (based on the Executive’s Base Salary at the date on which his employment terminated and pro-rated based on the number of unserved months in the Notice Period in relation to 12), with such bonus to be paid at the same time as if Executive’s employment had not terminated; (C) an amount equal to the SERP contributions that Executive would have received during the remainder of the Notice Period, payable in equal monthly installments through the last day of the Notice Period; (D) continued monthly car allowance payments for the remainder of the Notice Period; and (E) continued participation in the Company’s medical and dental benefit plans (to the extent permitted by such plans) for the remainder of the Notice Period (provided that if Executive is not permitted to participate in such plans, the Company shall pay Executive a monthly amount during the remainder of the Notice Period equal to the premiums paid by the Company for the benefit of Executive for coverage under such plans immediately prior to the date of Executive’s termination).

(c)
Mitigation and Offset. If the Executive obtains an alternative remunerated position (as defined below) during the period that Executive is entitled to receive monthly payments under Section 9.3(b) above, then each such monthly payment shall be reduced by the basic monthly remuneration for such month to which the Executive is entitled from the alternative remunerated position, and only the balance of such monthly payment under Section 9.3(b) above shall be due to the Executive. In the event that such required reduction would result in any monthly payment being reduced below zero, such monthly payment shall be reduced to zero and the additional amount by which such monthly payment was required to be reduced shall reduce any additional monthly payments that Executive is eligible to receive under Section 9.3(b); provided, however, that if any portion of such additional amount cannot be used to reduce the monthly payments under Section 9.3(b) because such would result in the last monthly payment being less than zero, such portion of such additional amount shall reduce the bonus, if any, payable to Executive under clause (B) of Section 9.3(b) above (with the cash portion of such bonus reduced first, and the share portion of such bonus to be reduced based on the value of the shares on the grant date of the shares). In addition, the benefit described in clause (E) of Section 9.3(b) shall immediately cease if Executive becomes entitled to health coverage from an alternative remunerated position. For the purposes of calculating the amount of the deduction in respect of remuneration from the alternative remunerated position, any basic salary or fees shall be included, together with the value of any pension provided, but not any entitlement to bonus or the value of any equity or equity-based incentive arrangements. The value of any entitlement to pension shall be calculated as the amount which the new employer contributes to a pension scheme on the Executive’s behalf (in the case of a defined benefit arrangement, being the long term contribution rate, ignoring any adjustment to reflect an overall deficit or surplus in the scheme). For the purposes of this Agreement, “alternative remunerated position” shall mean any new position, whether under a contract of employment, consultancy arrangement, non-executive appointment or otherwise, whereby the Executive is directly or indirectly remunerated. Executive shall immediately notify the Company in the event that he obtains an alternative remunerated position.

(d)
Equity Awards. Except as provided in clause (e) below, Executive’s rights under his Shire Equity Awards will be determined in accordance with the rules of the relevant scheme; provided, however, that a termination for “Good Reason” shall be deemed to be a termination without “Cause” for purposes of any such scheme.

(e)
Replacement Payment. In the event that Executive’s employment with the Company has been terminated due to the death or Permanent Disability of Executive, by the Company without Cause, by the Company pursuant to clause (vii) of the definition of Cause (but only if Executive has used his best efforts to obtain the authorization described therein) or by Executive for Good Reason, then (i) any unpaid cash portion of the Replacement Payment shall be paid to Executive within 60 days after the date of such termination of employment and (ii) any unpaid share portion of the Replacement Payment and Replacement Equity Award shall become fully vested and shall be settled within 60 days after the date of such termination of employment.

9.4
Release of Shire. As a condition to the Company’s provision of the payments and benefits described in Sections 9.3(b) and (e) (other than the Accrued Benefits}, Executive shall execute and deliver to the Company a General Release in form and substance satisfactory to the Company such that such General Release is effective (with all revocation periods having expired unexercised) by the 60th day following Executive’s termination of employment. The benefits described in Sections 9.3(b) and (e) (other than the Accrued Benefits) shall not commence until the General Release becomes effective (with all payments that would have been made prior to such effective date to be made in a lump sum on the first payroll date after the effective date of the General Release, and all remaining payments to be made as if no such delay had occurred). Notwithstanding the foregoing, in the event that the 60 day release period overlaps two calendar years, then to the extent required by Code Section 409A, no payments under Sections 9.3(b) and (e) shall be made prior to the first payroll date of such second calendar year (with all delayed payments to be made in a lump sum and all other payments to be made as if no such delay had occurred).

9.5           Specified Employee. Notwithstanding any other provision of this Agreement, if (a) Executive becomes entitled to receive payments or benefits under this Agreement as a result of Executive’s separation from service (within the meaning of Code Section 409A), (b) Executive is a “specified employee” within the meaning of Code Section 409A and (c) such payments or benefits would be subject to tax under Code Section 409A if the payments or benefits are paid within six (6) months after Executive’s separation from service, then any such payments or benefits that are otherwise scheduled to be paid during such six (6) month period shall be delayed for a period of six (6) months after Executive’s separation from service, as required by Code Section 409A. The accumulated delayed amount shall be paid, without interest, in a lump sum payment within ten (1 0) days after the end of such six (6) month period (the “Delayed Payment Date”). In the event of Executive’s death prior to the Delayed Payment Date, the payments and benefits delayed on account of Code Section 409A shall be paid to Executive’s personal representative within thirty (30) days after the date of Executive’s death.

9.6           Parachute Payment. In the event that (i) Executive becomes entitled to any payments or benefits hereunder or otherwise from the Company, Shire plc or any Affiliated Company which constitute a “parachute payment” as defined in Code Section 280G (the “Total Payments”) and (ii) Executive is subject to an excise tax imposed under Code Section 4999 (the “Excise Tax”), then, if it would be economically advantageous for Executive, the Total Payments shall be reduced by an amount that results in the receipt by Executive on an after tax basis (including the applicable federal, state and local income taxes, and the Excise Tax) of the greatest Total Payment, notwithstanding that some or all of the portion of the Total Payment may be subject to the Excise Tax. Any such reduction in payments and benefits shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; then any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value) shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced.

10           Data Protection. Executive consents to the Company, Shire plc and any Affiliated Company holding and processing both electronically and manually the data it collects which relates to Executive for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. Executive also consents to the transfer of such personal information to other offices the Company may have or to Shire plc or an Affiliated Company or to other third parties whether or not outside the United States or the European Economic Area for administration purposes and other purposes in connection with Executive’s employment where it is necessary for the Company to do so.

11           Miscellaneous
11.1        409A Compliance. This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding anything herein to the contrary, neither the Company, Shire plc nor any Affiliated Company shall have any liability to Executive or to any other person if the payments and benefits provided in this Agreement are not exempt from or compliant with Code Section 409A. Executive’s right to reimbursement or in-kind benefits under this Agreement may not be liquidated or exchanged for any other benefit and no reimbursement under this Agreement may occur later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred, nor shall the amount available for reimbursement, or in-kind benefits provided, during one year affect the amount available for reimbursement, or in-kind benefits to be provided, in any other year. In addition, the phrase “termination of employment” and similar phrases as used throughout the Agreement shall mean Executive’s “separation from service” within the meaning of Code Section 409A, and any amounts payable to Executive hereunder upon Executive’s termination of employment that are treated as “non-qualified deferred compensation” under Code Section 409A shall not be paid to Executive until Executive has incurred a separation from service within the meaning of Code Section 409A. To the extent that any schedule of notice or severance payments herein would violate Code Section 409A, such schedule shall not apply and any payments subject to such schedule shall be made pursuant to a schedule that complies with Code Section 409A (as reasonably determined by the Company). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A.

11.2           Entire Agreement; Counterparts; Withholding. This Agreement supersedes any and all previous employment agreements, offer letters or other agreements or other communications, in whatever medium, between the parties with respect to the subject matter hereof. This Agreement may be executed and delivered in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same Agreement. All amounts payable hereunder will be subject to applicable tax and other withholdings and deductions as appropriate.

11.3           No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.4           Severability. If any provision of this Agreement is held to be invalid or unenforceable, it is to that extent to be deemed omitted; and the remainder of the Agreement shall be valid and enforceable to the maximum extent possible; provided, however, that should a court of competent jurisdiction conclude that any restriction in Section 7 is unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, then such restriction shall be enforced to the maximum extent permitted by law and the court making such determination shall have the power to modify Section 7 in order to conform it with applicable Jaw.

11.5           Assignment. This Agreement shall not be assign able by Executive. The Company shall have the right to assign this Agreement, including Executive’s restrictive covenants in Section 7 hereof to Shire plc or an Affiliated Company. Following such assignment, all references herein to the “Company” shall be deemed to refer to such assignee entity.

11.6           Notices. All notices, demands and other communications which are required to be given, served or sent pursuant to this Agreement shall be in writing and shall be delivered personally, or by facsimile or sent by air courier or first-class certified or registered mail, return receipt requested and postage pre paid, addressed as follows:

If to Executive:

Flemming Ornskov
Chapfstrasse 2
CH-8703 Erlenbach
Switzerland

with a copy to

Pryor Cashman LLP
7 Times Square
NY, NY 10036
Attn: Edward Rayner and Alice Stock
Facsimile:

If to Shire:

Shire Pharmaceuticals, LLC
Attention: Chief Human Resources Officer
725 Chesterbrook Blvd.
Wayne, PA 19087-5637

All notices and other communications given to any party in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery if personally delivered; upon confirmation of receipt if faxed; on the business day after the date which sent by air courier; and on the third business day after the date when sent if sent by first-class mail, in each case addressed to such party as provided in this Section 11.6 or in accordance with the latest unrevoked direction from such party.

11.7           Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of laws provisions. The Company and Executive agree that any action at law, suit in equity, or judicial proceeding relating to the validity, construction, interpretation, and enforcement of this Agreement, or any provision hereof or otherwise relating to Executive’s employment with Shire, shall be instituted and determined exclusively in the United States District Court for the Eastern District of Pennsylvania or the Court of Common Pleas for Chester County, Pennsylvania, and the Company and Executive each hereby consents to the personal jurisdiction of such courts for such purpose.

11.8           Waiver of Jury Trial. The Company and Executive each hereby waive a trial by jury in any action, proceeding or counterclaim brought or asserted by either the Company or Executive against the other on any matters whatsoever arising out of this Agreement or Executive’s employment with Shire. By their initials following this sentence, the Company and Executive acknowledge that each has read, understands and consents to their waivers of a trial by jury /s/, /s/.

11.9.           Indemnification. Executive shall be entitled to indemnification under, and in accordance with, the terms of the Deed of Indemnity attached hereto as Exhibit A.

11.10.         Legal Fees. The Company shall promptly pay, or reimburse Executive for up to $20,000 in legal fees and expenses Executive incurred in the negotiation and review of this Agreement (and the agreements referred to herein).

*       *       *       *       *

IN WITNESSETH, WHEREOF, each of the Company and Executive have executed and delivered this Agreement, as of the date first written above.

Shire Pharmaceuticals, LLC

By:	/s/ Ann Judge

/s/ Flemming Ornskov
Flemming Ornskov

EXHIBIT A

Deed of Indemnity

THIS AGREEMENT is made on the [date employment starts].

BETWEEN:

(1)           SHIRE PLC, a company incorporated in Jersey (registered number 99854) whose registered office is at 22 Grenville Street, St Hellier, Jersey (the “Company”); and

(2)           DR. FLEMMING ORNSKOV, of 22 Grenville Street, St Hellier, Jersey (the “Director’’).

WHEREAS:

(A)	The Director has been appointed an executive director of the Company with effect from [date employment starts].

(B)	The Company has agreed to indemnify the Director, and the Director has agreed to give certain undertakings to the Company, in each case on the terms of and subject to the conditions of this Agreement.

THIS AGREEMENT PROVIDES as follows:

1.           INTERPRETATION

1.1         In this Agreement:

(A)	“Associated Company” means any Subsidiary of the Company, any holding company of the Company (if created) and any Subsidiary of that holding company (if created);

(B)	“Companies Law” means the Companies (Jersey) Law 1991;

(C)	“Subsidiary” means any subsidiary of the Company, as defined in the Companies Law;

(D)	“Effective Date” means [date employment starts]

(E)	references to Clauses and sub-clauses are to clauses and sub-clauses of this Agreement;

(F)	use of any gender includes the other genders;

(G)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted; and

(H)	headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement.

1.2
If there is any inconsistency between the provisions of this Agreement and the provisions of any contract of employment between the Director and the Company in effect on the Effective Date, the provisions of this Agreement shall prevail.

INDEMNITIES

2.1        Claims by Third Parties

Subject to Clauses 2.2, 2.5 and 2.6, the Company undertakes to indemnify the Director against any liability suffered or incurred by the Director on or after the Effective Date:

(A)           in respect of the Director’s acts or omissions (whether on or after the Effective Date) while, or in the course of acting as, a director or employee of the Company or a director or employee of any Subsidiary; and/or

(B)           which otherwise arise by virtue of the Director holding or having held such office;

in each case, to the extent arising out of or in connection with, directly or indirectly, any claim, action or proceedings brought against the Director or any other person by or on behalf of any third party (not being the Company or an Associated Company) in any jurisdiction in respect of any alleged loss, liability or damage actually or allegedly suffered by any third party, the Company or an Associated Company.

2.2        Scope of Indemnity for Claims by Third Parties

The indemnity in Clause 2.1 shall not apply to any liability incurred by the Director:

(A)           to pay a fine imposed in criminal proceedings;

(B)	to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature;

(C)	in defending any criminal proceedings in which he is convicted;

(D)	in connection with any application made under Article 212 of the Companies Law in connection with which the court refuses to grant him relief; and

(E)
unless, in connection with the matters giving rise to the liability, the Director acted in good faith with a view to the best interests of the Company, or in connection only with any liability incurred in defending civil proceedings (regardless of whether the Director has acted in good faith with a view to the best interests of the Company), judgment is given in favour of the Director.

2.3        Claims by or on behalf of the Company or an Associated Company

Subject to Clauses 2.4, 2.5 and 2.6, the Company undertakes to indemnify the Director from the Effective Date against any liability incurred by him as a director in defending any civil or criminal claim, action or proceedings which relate to anything done or omitted, or claimed to have been done or omitted, by him which are brought against the Director or any other person by or on behalf of the Company or an Associated Company.

2.4	Exclusions from Indemnity for Claims by or on behalf of the Company or an Associated Company

The indemnity in Clause 2.3 shall not apply to any liability:

(A)	(for the avoidance of doubt) incurred by the Director to the Company or an Associated Company;

(B)	incurred by the Director in defending any criminal proceedings in which he is convicted;

(C)	incurred by the Director in defending any civil proceedings in which judgment is given against him; and

(D)	incurred by the Director in connection with any application made under Article 212 of the Companies Law in which the court refuses to grant him relief.

2.5       Funding of Expenditure

(A)
Subject to the provisions of this Agreement, the Company agrees to loan to the Director, on an interest free basis, such funds as may be required to meet any expenditure incurred or to be incurred by him, in defending any claim, action or proceedings falling within the scope of such claims, actions, or proceedings as are covered by the provisions of Clause 2.1 and 2.3.

(B)
Subject to Clause 2.5(C) below, if the Company loans funds to the Director pursuant to Clause 2.5(A) then such loan shall become due and repayable upon any conviction of, judgment given against, or refusal of relief to, the Director becoming final or the claim, action, or proceeding otherwise being settled or terminating.

(C)
In the event that the liability to which the loan relates can properly be discharged by way of indemnity in accordance with Clause 2, the obligation to repay such loan will be discharged by way of indemnity in accordance with this Clause 2.

(D)	For purposes of this Clause 2.5(8), a conviction, judgment or refusal of relief becomes final:

(i)	if not appealed against, at the end of the period for bringing an appeal; or

(i)
if appealed against, at the time when the appeal (or any further appeal) is determined and the period for bringing any further appeal has ended or if the appeal is abandoned or otherwise ceases to have effect.

2.6       Limitations on Indemnity

Without prejudice to any other rights or remedies which may be available to the Director, the indemnity granted by the Company to the Director in either Clause 2.1 or Clause 2.3 shall not apply to the extent that it is not permitted by, or consistent with, law or statute from time to time in force (including, without limitation, the Companies Law), the memorandum and articles of the Company or the rules and regulations of any regulatory body.

3.         Conduct of Claims and Access to Information

3.1
Without prejudice to the sub-clause 3.2, if the Director becomes aware of any claim, action or demand against him which could give rise to any claim, action or demand by him against the Company under Clause 2.1 (referred to herein as a “Third Party Claim”), the Director shall:

(A)
within 20 days of becoming so aware, notify the Company in writing of the existence of such Third Party Claim, giving reasonable details in that notification (or, to the extent that such details are not available to the Director at that time, as soon as possible thereafter) of the person(s) making such Third Party Claim, the circumstances leading to, and the grounds for, that Third Party Claim and the quantum or possible quantum of the Third Party Claim;

(B)
subject to the Company agreeing to pay the reasonable out-of-pocket expenses of the Director, give such access to premises, chattels, documents and records to the Company and its professional advisers as the Company may reasonably request;

(C)
take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any Third Party Claim or judgment or adjudication with respect thereto as the Company may reasonably request;

(D)	at the request of the Company, allow the Company to take the sole conduct of such actions as the Company may deem appropriate in connection with any such Third Party Claim in the name of the Director and in that connection the Director shall give or cause to be given to the Company all such assistance as the Company may reasonably require in avoiding, disputing, resisting, mitigating, settling, compromising, defending or appealing any such Third Party Claim and shall instruct such solicitors or other professional advisers as the Company may nominate to act on behalf of the Director in relation thereto but to act in accordance with the Company’s sole instructions;

(E)	make no admission of liability, agreement, settlement or compromise with any person in relation to any such Third Party Claim without the prior written consent of the Company; and

(F)	take all reasonable action to mitigate any loss suffered by him in respect of such Third Party Claim.

3.2
In any event, the Company shall be entitled at any stage and at its sole discretion to settle any Third Party Claim and shall be under no obligation in this respect to notify the Director of its decision so to settle such Third Party Claim.

3.3	If the Director intends to make a claim, action or demand against the Company under Clause 2.4 (referred to herein as a “Costs Claim”) the Director shall:

(A)
promptly notify the Company in writing of his intention to make such a Costs Claim, giving reasonable details in that notification (or, to the extent that such details are not available to the Director at that time, as soon as possible thereafter) of the grounds for that Costs Claim and the quantum or possible quantum of the Costs Claim;

(B)
subject to the Company agreeing to pay the reasonable out-of-pocket expenses of the Director, take such action and give such information and access to premises, chattels, documents and records to the Company and its professional advisers as the Company may reasonably request;

(C)	take all reasonable action to mitigate any loss suffered by him in respect of such Costs Claim.

4.           Notices

4.1	A notice under this Agreement shall only be effective if it is in writing. Faxes are permitted. E-mail is not permitted.

4.2	Notices under this Agreement shall be sent to a party at its address or number and, in the case of the Company, for the attention of the individual, set out below:

Party and title of individual	Address	Fax number
Company	22 Grenville Street St Hellier Jersey JE4 8PX	+44 (0) 1256 894710
Attention: Global General Counsel

With a copy to:	Hampshire International Business Park, Basingstoke, Hampshire RG24 8EP	+44 (0) 1256 894710

Director	22 Grenville Street St Hellier Jersey JE4 8PX	+44 (0) 1256 894710
4.3
Either party may change its notice details on giving notice to the other party of the change in accordance with this Clause. That notice shall only be effective on the date falling two Business Days after the notification has been received or on such later date as may be specified in the notice.

4.4	Subject to sub-clause 4.5 and without prejudice to sub-clause 4.6, any notice given under this Agreement shall not be effective until it is received by the intended recipient.

4.5
Any notice which is received by its intended recipient under this Agreement outside normal working hours in the place to which it is addressed shall be deemed to have been given at the start of the next period of normal working hours in such place.

4.6	No notice given under this Agreement may be withdrawn or revoked except by notice given in accordance with this Clause.

5.         Remedies and Waivers

5.1	No delay or omission by either party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

5.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

5.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

6.         Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

7.         No Partnership

Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between the parties.

8.         Entire Agreement

8.1
This Agreement, the Company’s Articles of Association and, subject to Clause 1.2, any provision of any employment contract under which the Director is, or is entitled to be, indemnified by the Company, constitute the whole and only agreement between the parties relating to the indemnification of the Director by the Company and the obligations of the parties in relation to Third Party Claims and Costs Claims.

8.2       This Agreement may only be varied in writing signed by each of the parties.

9.         Assignment

9.1	The Company may at any time assign all or any part of the benefit of, or its rights or benefits under, this Agreement to any Subsidiary.

9.2
The Director shall not assign, or purport to assign, all or any part of the benefit of, or his rights or benefits under, this Agreement, provided that the benefit of, and rights under, this Agreement shall ensure to the benefit of, and be enforceable by, the successors, heirs and personal representatives of the Director.

10.       Confidentiality

10.1	Subject to Clause 11.3, each party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement;

(B)	any negotiations relating to this Agreement;

(C)	the subject matter of this Agreement; or

(D)	the other party

(in each case referred to herein as “Confidential Information”).

10.2      Subject to Clause 11.3, each party shall:

(A)
not disclose any Confidential Information to any person other than any of its professional advisers and, in the case of the Company, directors and employees and directors and employees of any Subsidiary who need to know such information in order to discharge their respective duties; and

(B)	procure that any person to whom any Confidential Information is disclosed by it complies with the restrictions contained in this Clause as if such person were a party to this Agreement.

10.3	Notwithstanding the other provisions of this Clause, either party may disclose Confidential Information:

(A)	if and to the extent required by law;

(B)
in the case of the Company, if and to the extent required by any securities exchange or regulatory or governmental body to which the Company is subject or submits, wherever situated, including (amongst other bodies) the stock Exchange, the Jersey Financial Services Commission, the Financial Services Authority or The Panel on Takeovers and Mergers, whether or not the requirement for information has the force of law;

(C)	to its professional advisers, and, in the case of the Company, its auditors and bankers;

(D)	if and to the extent the Confidential Information has come into the public domain through no fault of that party; or

(E)	if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

Any Confidential Information to be disclosed by either party pursuant to paragraph (A), (B), (C) or (D) shall be disclosed only after notice to the other party.

10.4	The restrictions contained in this Clause shall continue to apply after the Director ceases to be a director of the Company, without limit in time.

11.       Counterparts

11.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

11.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

12.       Choice of Governing Law

This Agreement is governed by, and shall be construed in accordance with, Jersey law.

13.       Jurisdiction

The courts of Jersey are to have jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any proceedings relating to this Agreement may therefore be brought in the Jersey courts.

14.       Process agent

14.1     Without prejudice to any other mode of service allowed under Jersey law, the Director:

(A)
irrevocably appoints Mourant & Co Secretaries Limited of 22 Grenville Street, St Hellier, Jersey JE4 8PX, as its agent for service of process in relation to any proceedings before the Jersey courts in connection with this Agreement;

(B)
agrees that, if a process agent ceases to act as process agent or no longer has and address in Jersey, it shall appoint a substitute process agent acceptable to the Company within ten Business Days and to delivery the Company a copy of the new process agent’s acceptance of that appointment, and failing this, the Company may appoint another agent for this purpose; and

(C)	agrees that the failure by a process agent to notify him of any process will not invalidate the proceedings concerned.

14.2
The Company shall send by post to the Director a copy of the document served on his agent for service of process. However no failure or delay in so doing shall prejudice the effectiveness of service of such document or given rise to any claim by the Director against the Company.

IN WITNESS of which this document has been executed and delivered on the date which first appears on page 1 above.

Company

SIGNED for and on behalf of	)
)
SHIRE PLC	)

Director
SIGNED by	)
)
DR. FLEMMING ORNSKOV	)
)

Dated

SHIRE PLC

and

DR. FLEMMING ORNSKOV

DIRECTOR’S INDEMNITY